Exhibit 23.4

Consent of Independent Auditors

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Splash Beverage Group Inc. of our report dated December 3, 2020, relating to the financial statements of Copa di Vino Corporation as of December 31, 2019 and 2018, and for the years then ended (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern), and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

May 27, 2021